Exhibit 4.4

AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

BY AND AMONG

WORLD ACCEPTANCE CORPORATION,

THE BANKS PARTIES HERETO,

JPMORGAN CHASE BANK, N.A., AS CO-AGENT,

AND

HARRIS N.A., AS AGENT

DATED AS OF JULY 20, 2005

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Exhibit A	—	Revolving Credit Note
Exhibit B-2	—	Permitted Junior Subordinated Debt
Exhibit C	—	Borrowing Base Certificate
Schedule 1.1	—	Commitments
Schedule 6.2	—	Subsidiaries
Schedule 6.8	—	Pending Litigation
Schedule 6.9	—	Pending Tax Disputes
Schedule 6.11	—	Existing Indebtedness for Borrowed Money
Schedule 8.11	—	Existing Liens

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AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This Amended and Restated Revolving Credit Agreement is entered into as of July 20, 2005, by and among World Acceptance Corporation, a South Carolina corporation (the “Borrower”), the several financial institutions from time to time party to this Agreement as Banks, JPMorgan Chase Bank, as Co-Agent, and Harris N.A., as successor by merger with Harris Trust and Savings Bank, as Agent. All capitalized terms used herein without definition shall have the same meanings herein as such terms as are defined in Section 5.1 hereof.

PRELIMINARY STATEMENTS

A. The Borrower is currently a party to that certain Amended and Restated Revolving Credit Agreement dated as June 30, 1997, as amended, among the Borrower, the lenders party thereto, and Harris N.A., as successor by merger with Harris Trust and Savings Bank, as agent for the lenders (the “Original Credit Agreement”).

B. The Borrower has requested that the aggregate commitments available under the Original Credit Agreement be increased, that certain additional amendments be made to the Original Credit Agreement and, for the sake of clarity and convenience, that the Original Credit Agreement be restated in its entirety as so amended. This Amended and Restated Revolving Credit Agreement amends and replaces in its entirety the Original Credit Agreement, and from and after the Effective Date all references made to the Original Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Amended and Restated Revolving Credit Agreement. This Amended and Restated Revolving Credit Agreement shall become effective as of July 20, 2005 (the “Effective Date”), and supersedes all provisions of the Original Credit Agreement as of such date, upon the execution of this Amended and Restated Revolving Credit Agreement by each of the parties hereto and the fulfillment of the conditions precedent contained in Section 7.1 hereof.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	THE CREDIT.

Section 1.1. The Revolving Credit. Subject to the terms and conditions hereof, the Banks agree to extend a revolving credit (the “Revolving Credit”) to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the lesser of (A) the Base Revolving Credit Commitments or, during the Availability Period, the sum of the Base Revolving Credit Commitments plus the Seasonal Revolving Credit Commitments and (B) the Borrowing Base as then determined and computed, which may be availed of by the Borrower in its discretion from time to time, be repaid and used again, to but not including the Termination Date. The Revolving Credit, subject to all of the terms and conditions hereof, may be utilized by the Borrower in the form of Base Rate Loans or Eurodollar Loans, all as more fully hereinafter set forth. The maximum amount of the Revolving Credit which each Bank agrees to extend to the

Borrower shall be such Bank’s Base Revolving Credit Commitment plus, during the Availability Period, such Bank’s Seasonal Revolving Credit Commitments (subject to any reductions thereof pursuant to the terms hereof). The maximum amount of the Revolving Credit that a Bank agrees to extend to the Borrower shall be the aggregate amount of its Commitment (subject to any reductions thereof pursuant to the terms hereof). The obligations of the Banks hereunder are several and not joint, and no Bank shall under any circumstances be obligated to extend credit hereunder in excess of its Commitment. Each Borrowing of Loans shall be made ratably from the Banks in proportion to their respective Commitments. On the Effective Date, all Eurodollar Loans outstanding under the Original Credit Agreement shall be prepaid out of the initial Borrowing hereunder (and each Bank currently a party to the Original Credit Agreement agrees to waive any compensation otherwise required by Section 2.10 of the Original Credit Agreement with respect to, and only with respect to, the prepayment of such Eurodollar Loans currently outstanding under the Original Credit Agreement) and concurrently therewith there shall be such non-ratable Borrowings of Loans and repayments thereof as shall be necessary so that after giving effect thereto the Banks each hold their ratable share of all Loans then outstanding in proportion to their respective Commitments (which Loans shall initially constitute Base Rate Loans).

SECTION 2.	GENERAL PROVISIONS APPLICABLE TO LOANS.

Section 2.1. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made by a Bank shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Base Rate from time to time in effect, payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing on the first such date occurring after the date hereof) and at maturity (whether by acceleration or otherwise).

“Base Rate” means for any day the greater of: (i) the rate of interest announced by the Agent from time to time as its prime commercial rate, or equivalent, as in effect on such day (it being understood and agreed that such rate may not be the Agent’s best or lowest rate); (ii) the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for the sale to the Agent at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Agent for which such rate is being determined, plus 1/2 of 1%. Any change in the interest rate on any Base Rate Loan resulting from a change in said Base Rate shall be effective on the date of the relevant change in said Base Rate.

(b) Eurodollar Loans. Each Eurodollar Loan made by a Bank shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the applicable Eurodollar Margin plus the Adjusted LIBOR payable on the last day of the applicable Interest Period and at maturity

(whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the date such Loan is made.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

LIBOR
Adjusted LIBOR =	100% - Eurodollar Reserve Percentage

“LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Agent for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Agent during such Interest Period. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the date 2 Business Days before the commencement of such Interest Period. “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association Interest Settlement Rates for U.S. Dollar deposits).

“Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extension of credit or other assets that include loans by non-United States offices of any Bank to United States residents) subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit of or credit for any prorations, exemptions or offsets under Regulation D.

“Eurodollar Margin” means 1.90% per annum.

(c) Rate Determinations. The Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.2. Minimum Borrowing Amounts. Each Borrowing of Base Rate Loans shall be in an amount not less than $300,000, or any larger amount that is an integral multiple of $50,000. Each Borrowing of Eurodollar Loans shall be in an amount not less than $2,000,000, or any larger amount that is an integral multiple of $250,000.

Section 2.3. Borrowing Procedures. (a) Notice to the Agent. The Borrower shall give telephonic or telecopy notice to the Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) (i) on the date at least three (3) Business Days prior to the date of each requested Borrowing of Eurodollar Loans and (ii) on the date of any requested Borrowing of Base Rate Loans. Each such notice shall specify the date of the requested Borrowing (which shall be a Business Day), the amount of the requested Borrowing, the type of Loans to comprise such Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is authorized to request loans on behalf of the Borrower without the necessity of independent investigation, and, in the event any notice by such means conflicts with the written confirmation, such notice shall govern if the Agent has acted in reliance thereon.

(b) Notice to the Banks. The Agent shall give prompt (but in any event by 12:00 noon (Chicago time)) telephonic or telecopy notice to each of the Banks of any borrowing request received pursuant to Section 2.3(a) above and, if such notice requests the Banks to make Eurodollar Loans, the Agent shall give notice to the Borrower and each of the Banks by like means of the interest rate applicable thereto (but, if such notice is given by telephone, the Agent shall confirm such rate in writing) promptly after the Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.3(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.3(a) for a Borrowing of Eurodollar Loans or, whether or not such notice has been given, a Default or Event of Default then exists and such Borrowing is not prepaid, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any Borrowing of Loans, each Bank shall make available its Loan in funds immediately available in Chicago, Illinois at the principal office of the Agent, except to the extent such Borrowing is a continuation or conversion of any outstanding principal amount of a Borrowing, in whole or in part, in which case each Bank shall record on its books or records or on a schedule to the appropriate Note such continuation or conversion. Subject to Section 7 hereof, the Agent shall make the proceeds of each advance of a new Borrowing available to the Borrower at the Agent’s principal office in Chicago, Illinois not later than close of business on the date of such Borrowing.

Section 2.4. Interest Periods. As provided in Section 2.3 hereof, at the time of each request for the Borrowing of Eurodollar Loans hereunder, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period”

means the period commencing on the date a Borrowing of Eurodollar Loans is made and ending, the date, as the Borrower may select, 1, 2, 3 or 6 months thereafter; provided, however, that:

(a) the Borrower may not select an Interest Period that extends beyond the Termination Date;

(b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(c) for purposes of determining the Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5. Maturity of Loans. Each Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Termination Date.

Section 2.6. Prepayments. (a) Voluntary. The Borrower shall have the privilege of prepaying without premium or penalty and in whole or in part (but, if in part, then: (i) in an amount not less than $100,000 in the case of Base Rate Loans, and in an amount not less than $500,000 in the case of Eurodollar Loans and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.2 hereof remains outstanding) any Borrowing of Loans at any time on any Business Day upon prior notice to the Agent (which shall advise each Bank thereof promptly thereafter) by no later than 11:00 a.m. (Chicago time) (x) on the date three (3) Business Days prior to the date of each prepayment of a Eurodollar Loan and (y) on the date of each prepayment of a Base Rate Loan (or, in any case, such shorter period of time then agreed to by the Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of Eurodollar Loans, any compensation required by Section 2.10 hereof.

(b) Mandatory. (i) Concurrently with each reduction of the Commitments (whether voluntarily pursuant to Section 2.9 or otherwise), the Borrower shall prepay the Notes by the amount, if any, necessary so that the aggregate outstanding principal balance of the Notes shall not exceed the Commitments as so reduced, each such prepayment to be made by the payment of the principal amount to be prepaid, and, in the case of Eurodollar Loans, any compensation required by Section 2.10 hereof.

(ii) The Borrower covenants and agrees that in the event that the outstanding principal amount of the Notes shall at any time and for any reason exceed the Borrowing Base as then determined and computed, the Borrower shall immediately upon the demand of the Agent or the

Required Banks pay over the amount of the excess to the Agent for the account of the Banks as and for a mandatory prepayment on the Notes together with any compensation required by Section 2.10 hereof.

(c) Reborrowings. Any amount paid or prepaid on the Loans on or before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 2.7. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans at a rate per annum equal to:

(a) with respect to any Base Rate Loan, the sum of two percent (2%) plus the Base Rate from time to time in effect; and

(b) with respect to any Eurodollar Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Agent, acting at the request or with the consent of the Required Banks, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

Section 2.8. The Notes. (a) The Loans made to the Borrower by a Bank shall be evidenced by a promissory note of the Borrower in the form of Exhibit A hereto. Each such promissory note as the same may from time to time be amended together with any notes executed in replacement thereof are hereinafter referred to individually as a “Note” and collectively as the “Notes”. Such Note shall be dated the date of issuance thereof and payable to the order of each Bank in the principal amount of its Commitment.

(b) Each Bank shall record on its books or records or on a schedule to the Note held by it the amount of each Loan made by it to the Borrower, the Interest Period applicable thereto in the case of Eurodollar Loans, all payments of principal and interest and the principal balance from time to time outstanding thereon, in respect of any Eurodollar Loan, the interest rate applicable thereto, and, in respect of any Loan, the type of such Loan; provided that prior to the transfer of any Note all such amounts shall be recorded on a schedule to such Note. The record thereof, whether shown on such books or records of a Bank or on a schedule to any Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon.

Section 2.9. Commitment Terminations. (a) The Borrower shall have the right at any time and from time to time, upon five (5) Business Days’ prior written notice to the Agent (or such shorter period of time then agreed to by the Agent) to terminate without premium or penalty, in whole or in part, the Commitments (which notice shall designate whether such termination relates to the Base Revolving Credit Commitments or the Seasonal Revolving Credit Commitments), any partial termination to be in an amount not less than $2,000,000 or any larger amount that is an integral multiple of $1,000,000, and to reduce ratably the respective Commitments of each Bank; provided that the Commitments may not be reduced to an amount less than the aggregate principal amount of Loans then outstanding.

(b) Upon the Agent’s receipt of the proceeds of any sale or disposition of the Collateral, or any part thereof, applied to the Obligations pursuant to Section 10.4(c) of the Company Security Agreement or Section 10.4(c) of the Subsidiary Security Agreement, the Commitments shall automatically and without notice be ratably reduced (based on the Commitment of each Bank) by the amount of such proceeds.

(c) Any termination of Commitments pursuant to this Section 2.9 may not be reinstated.

Section 2.10. Funding Indemnity. In the event any Bank shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

(a) any payment or prepayment of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow a Eurodollar Loan on the date specified in a notice given pursuant to Section 2.3 hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

SECTION 3.	FEES, EXTENSIONS AND APPLICATIONS.

Section 3.1. Commitment Fee. The Borrower shall pay to the Agent for the ratable account of the Banks a commitment fee at the rate of three-eighths of one percent (3/8 of 1%) per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily unused portion of the maximum amount of the Commitments hereunder. Such commitment fee is payable in arrears on the last day of each March, June, September and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the fees for the period to the date of such termination in whole shall be paid on the date of such termination.

Section 3.2. Audit Fees. The Borrower shall pay to the Agent for its own use and benefit charges for audits of the Collateral performed by the Agent or its agents or representatives in such amounts as the Agent may from time to time request (the Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Borrower shall not be required to pay the Agent for more than one (1) such audit per calendar year.

Section 3.3. Agent’s Fees. The Borrower shall pay to the Agent for its own account an agent’s fee as mutually agreed upon by the Borrower and the Agent.

Section 3.4. Extension of the Commitments. The Borrower shall have the option to request extensions to the Termination Date pursuant to this Section 3.4. No less than 90 days prior to, but no more than 120 days prior to, September 30, 2006 (and, if the Termination Date has been extended pursuant to this Section 3.4, September 30 of each year thereafter), the Borrower may advise the Agent in writing of the Borrower’s desire to extend the Termination Date for an additional 12 months and the Agent shall promptly notify the Banks of each such request. If the Borrower makes any such request, each Bank agrees to notify the Borrower and the Agent within 60 days of such request stating whether such Bank is declining or consenting to any such request, or consenting to such request subject to specified terms and conditions. In the event that a Bank fails to so notify the Agent and the Borrower during such period, such Bank shall be deemed to have refused the requested extension. In the event that each Bank is agreeable to such extension (it being understood that the Banks may accept or decline such a request in their sole discretion and on such terms as they may elect), the Borrower and the Banks shall enter into such documents as the Agent may reasonably deem necessary or appropriate to reflect such extension, and all costs and expenses incurred by the Agent in connection therewith (including attorneys’ fees) shall be paid by the Borrower. In the event any Bank declines a request to extend the Termination Date as provided above, the Borrower shall have the option to require, at the Borrower’s expense, such Bank to assign, at par plus accrued interest and fees, without recourse all of its interests, rights and obligations hereunder (including all of its Commitment and the Loans and other amounts at the time owing to it hereunder and its Note) to another Bank or to another bank, financial institution or other entity specified by the Borrower willing to provide such financing, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the

Borrower shall have received the written consent of the Agent to such assignment (which will not be unreasonably withheld), (iii) the Borrower shall have paid to the assigning Bank all monies other than such principal, interest and fees accrued and owing hereunder to it, and (iv) the assignment is entered into in accordance with the requirements of Section 12.10 hereof.

Section 3.5. Place and Application of Payments. All payments of principal of and interest on the Loans and all payments of fees and all other amounts payable under this Agreement shall be made to the Agent by no later than 1:00 p.m. (Chicago time) at the principal office of the Agent in Chicago, Illinois (or such other location in the State of Illinois as the Agent may designate to the Borrower) for the benefit of the Banks. Any payments received after such time shall be deemed received by the Agent on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or fees ratably to the Banks and like funds relating to the payment of any other amount payable to any Bank to such Bank, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the indebtedness evidenced by the Notes, and all proceeds of the Collateral and payments or collections on any guaranties received, in each instance, by the Agent or any of the Banks after the occurrence of an Event of Default shall be remitted to the Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Security Trustee or the Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral or in protecting, preserving or enforcing rights under this Agreement or any other Loan Document, and in any event including all costs and expenses of a character which the Borrower has agreed to pay to the Agent and the Security Trustee under Sections 9.5 and 12.13 hereof (such funds to be retained by the Agent or the Security Trustee, as the case may be for its own account unless it has previously been reimbursed for such costs and expenses by the Banks, in which event such amounts shall be remitted to the Banks to reimburse them for payments therefor made to the Agent or the Security Trustee);

(b) second, to the payment of any outstanding interest or other fees or amounts due under the Notes or this Agreement other than for principal, ratably as among the Agent and the Banks in accord with the amount of such interest and other fees or amounts owing each;

(c) third, to the payment of the principal of the Notes, pro rata as among the Banks in accord with the then respective unpaid principal balances thereof;

(d) fourth, to the Agent and the Banks ratably in accord with the amounts of any other indebtedness, obligations or liabilities of the Borrower owing to each of them and secured by the Collateral Documents unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied;

(e) fifth, to the Borrower or whoever the Required Banks reasonably determine to be lawfully entitled thereto.

SECTION 4.	THE COLLATERAL AND GUARANTIES.

Section 4.1. The Collateral. The Notes and the other obligations of the Borrower hereunder and under the other Loan Documents shall be secured by valid and perfected first priority Liens pursuant to the Company Security Agreement and the Subsidiary Security Agreement in favor of the Security Trustee for the benefit of the Banks on all of the Borrower’s and each of its Restricted Subsidiaries’ (other than the Insurance Subsidiary’s) now existing and hereafter arising or acquired accounts, general intangibles, instruments, documents, chattel paper, investment property, inventory, equipment, deposit accounts, and other goods together with all records and proceeds relating thereto as well as on all capital stock or other equity interests of each Subsidiary and all proceeds thereof; provided, however, that the lien on the Voting Stock of the Insurance Subsidiary and any other Foreign Subsidiary shall be limited to 66% of the total outstanding Voting Stock of the Insurance Subsidiary and any other Foreign Subsidiary. The Borrower covenants and agrees that it will, and will cause each of such Restricted Subsidiaries to, comply with all terms and conditions of each of the Collateral Documents and that it will, and will cause each of its Restricted Subsidiaries to, at any time and from time to time, at the request of the Agent or the Required Banks, execute and deliver such instruments and documents and do such acts and things as the Agent or the Required Banks may reasonably request in order to provide for or protect or perfect the Lien of the Security Trustee in the Collateral.

Section 4.2. Subsidiary Guaranties. Payment of the Notes and the other obligations of the Borrower hereunder and under the other Loan Documents shall at all times be guarantied by each of the Restricted Subsidiaries (other than the Insurance Subsidiary) pursuant to the Subsidiary Guaranty Agreement.

SECTION 5.	DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein have the following meanings:

“Adjusted LIBOR” is defined in Section 2.1(b) hereof.

“Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock (determined by number of shares or by number of votes) of the Borrower or (iii) 5% or more of the Voting Stock (determined by number of shares or by number of votes) (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means Harris N.A. and any successor pursuant to Section 11.8 hereof.

“Availability Period” means the period from and including November 15 of each year through and including March 31 of the immediately succeeding year.

“Bank” means each bank and other financial institution signatory hereto and each assignee bank or other financial institution pursuant to Section 12.10(c) hereof.

“Base Rate” is defined in Section 2.1(a) hereof.

“Base Rate Loan” means a Loan bearing interest at the rate specified in Section 2.1(a) hereof.

“Base Revolving Credit Commitment” means, as to any Bank, the obligation of such Bank to make Loans under the Revolving Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Banks acknowledge and agree that the Base Revolving Credit Commitments of the Banks aggregate $167,000,000 on July 20, 2005.

“Borrower” means World Acceptance Corporation, a South Carolina corporation.

“Borrowing” means the total of Loans of a single type made by one or more Banks to the Borrower on a single date and, with respect to Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made ratably from each of the Banks according to their Commitments. A Borrowing is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to another, all as determined in accordance with this Agreement.

“Borrowing Base” means, as of any time it is to be determined, the product of 85% multiplied by the remainder of (x) the then outstanding unpaid amount of Eligible Finance Receivables minus (y) all unearned finance charges, unearned insurance premiums, and insurance commissions applicable to such Eligible Finance Receivables.

“Business Day” means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a Eurodollar Loan, on which banks are dealing in United States Dollar deposits in the interbank market in London, England and Nassau, Bahamas.

“Capitalized Lease” means any lease obligation for Rentals with respect to which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capitalized Rentals” of any Person means, as of the date of any determination thereof, the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be required to be reflected under GAAP as a liability on the balance sheet of such Person.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 40% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, or (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Effective Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Effective Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, shall occur.

“Code” means the Internal Revenue Code of 1986, as amended and any successor statute thereto.

“Collateral” means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Security Trustee for the benefit of the Banks pursuant to the Collateral Documents.

“Collateral Documents” means the Company Security Agreement, the Subsidiary Security Agreement, and all other security agreements, financing statements and other documents as shall from time to time secure the Notes or any other Obligations of the Borrower or any Subsidiary hereunder or under any other Loan Document.

“Commitment” means, as of any time the same is to be determined for any Bank, such Bank’s Base Revolving Credit Commitment and, if then available and in effect, such Bank’s Seasonal Revolving Credit Commitment.

“Company Security Agreement” means that certain Amended and Restated Security Agreement, Pledge and Indenture of Trust dated as of June 30, 1997, between the Borrower and the Security Trustee, as the same may from time to time be amended, modified, or further restated, together with any supplements thereto delivered pursuant to the terms thereof.

“Consolidated Adjusted Net Worth” at any date means:

(a) as to any corporation, the amount of capital stock liability plus (or minus in the case of a deficit) the capital surplus and earned surplus of the Borrower and its Restricted Subsidiaries on a consolidated basis, and as to any partnership or limited liability company, the capital account of the Borrower and its Restricted Subsidiaries on a consolidated basis; less (without duplication)

(b) the net book value, after deducting any reserves applicable thereto, of all items of the following character which are included in the assets of the Borrower and its Restricted Subsidiaries, to wit:

(i) all real property, fixed assets, unamortized leasehold improvements and furniture, fixtures and equipment other than property held for immediate sale, lease or other liquidation which has been held by the Borrower or a Restricted Subsidiary for less than 90 days;

(ii) all deferred charges (other than deferred Federal income taxes and deferred investment tax credits) and prepaid expenses other than prepaid interest, prepaid taxes and prepaid insurance premiums;

(iii) treasury stock;

(iv) unamortized debt discount and capitalized expense and unamortized stock discount and capitalized expense;

(v) good will, organizational or experimental expense, patents, trademarks, copyrights, trade names and other intangibles;

(vi) Minority Interests;

(vii) “direct loan origination costs” as set forth in FASB 91;

(viii) all Restricted Investments and all Investments in Unrestricted Subsidiaries;

(ix) the excess, if any, of (A) net charge-offs of the Borrower and its Restricted Subsidiaries over the twelve-month period ending with such date over (B) reserves for credit losses of the Borrower and its Restricted Subsidiaries as at such date; and

(x) any surplus resulting from any write-up in the book value of assets of the Borrower or any Restricted Subsidiary subsequent to March 31, 1997.

“Consolidated Net Income” for any period means the gross revenues of the Borrower and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with GAAP consistently applied and after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a) any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) the proceeds of any life insurance policy;

(c) net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

(d) net earnings and losses of any Person (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner, realized by such other Person prior to the date of such acquisition;

(e) net earnings and losses of any Person (other than a Restricted Subsidiary) with which the Borrower or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Restricted Subsidiary prior to the date of such consolidation or merger;

(f) net earnings of any Unrestricted Subsidiary or other business entity (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Restricted Subsidiary in the form of cash distributions;

(g) any portion of the net earnings of any Restricted Subsidiary (other than the Insurance Subsidiary) which for any reason is unavailable for payment of dividends to the Borrower or any other Restricted Subsidiary;

(h) earnings resulting from any reappraisal, revaluation or write-up of assets;

(i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(j) any gain arising from the acquisition of any Securities of the Borrower or any Restricted Subsidiary;

(k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

(l) any portion of the net earnings of the Insurance Subsidiary in excess of $500,000 (on a cumulative basis) which has not actually been distributed to the Borrower in the form of cash.

“Consolidated Net Worth” means, as of the date of any determination thereof, the total assets of the Borrower and its Restricted Subsidiaries less the total liabilities of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP, it being understood and agreed that foregoing shall be determined exclusive of interests in Unrestricted Subsidiaries.

“Consolidated Tangible Net Worth” means, as of the date of any determination thereof, Consolidated Net Worth less intangible assets of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP, it being understood and agreed that foregoing shall be determined exclusive of interests in Unrestricted Subsidiaries.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“EBIT” for any period means the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) all provisions for any Federal, state or other income taxes made by the Borrower and its Restricted Subsidiaries during such period and (c) all Interest Charges on all Indebtedness (including the interest component of Capitalized Rentals) of the Borrower and its Restricted Subsidiaries.

“Eligible Finance Receivables” means and includes each Finance Receivable of the Borrower or any Restricted Subsidiary (excluding any Insurance Subsidiary) that:

(a) is a loan originated in the United States of America payable in U.S. dollars and is the valid, binding and legally enforceable obligation of the debtor obligated thereon and such debtor is not (i) an Affiliate of the Borrower or of any Restricted Subsidiary, (ii) a shareholder, director, officer or employee of the Borrower or of any Restricted Subsidiary or of any Affiliate of the Borrower or any Restricted Subsidiary, (iii) the United States of America or any department, agency or instrumentality thereof unless the Borrower or such Restricted Subsidiary has complied with the Assignment of Claims Act to the satisfaction of the Agent, (iv) a debtor under any proceeding under the United States Bankruptcy Code or any other comparable bankruptcy or insolvency law applicable under the law of any other country or political subdivision thereof, or (v) an assignor for the benefit of creditors;

(b) is assignable and not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Security Trustee (except that, until a Default or Event of Default has occurred and is continuing and thereafter until otherwise notified by the Security Trustee pursuant to the Company Security Agreement or the Subsidiary Security Agreement, as appropriate, the same shall not be required to be delivered to the Security Trustee if a legend shall have been placed thereon in accordance with the Company Security Agreement or the Subsidiary Security Agreement, as appropriate);

(c) is subject to a perfected, first priority Lien pursuant to the Company Security Agreement or the Subsidiary Security Agreement, as appropriate, in favor of the Security Trustee for the benefit of the Banks, and is free and clear of any other Lien other than Liens permitted under Sections 8.11(e) and 8.11(g) of this Agreement;

(d) is net of any credit or allowance given by the Borrower or such Restricted Subsidiary to such account debtor;

(e) is not subject to any offset, counterclaim or other defense with respect thereto;

(f) is not owed by an account debtor who is obligated on accounts owed to the Borrower or such Restricted Subsidiary any portion of which is unpaid 60 days or more after the contractual due date (which must be issued in accordance with the Borrower’s or such Restricted Subsidiary’s business practices in effect as of the date hereof) unless the Agent has approved the continued eligibility thereof; and

(g) is subject to loan and security documentation which complies in all respects with all applicable federal, state and local laws, rules and regulations.

“Environmental Legal Requirement” means any international, Federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including without limitation, those relating to releases, discharges or emissions to air, water, land or ground water, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Borrower or any of its Subsidiaries or the operation, construction or modification of any thereof, including, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975 and the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws, providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publication promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.1(b) hereof.

“Eurodollar Margin” is defined in Section 2.1(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 2.1(b) hereof.

“Event of Default” means any of the events or circumstances specified in Section 9.1 hereof.

“Finance Receivable” means each Receivable of the Borrower or any Restricted Subsidiary that arises in the ordinary course of its finance company business and represents amounts due in respect of loans made by the Borrower or such Restricted Subsidiary to the debtor obligated thereon.

“Fixed Asset Financing” means the acquisition by the Borrower of one or more fixed assets in an aggregate amount not to exceed $1,500,000, which financing (a) shall amortize over time and not be subject to being re-borrowed and (b) may be secured by the fixed assets so acquired.

“Fixed Charges” for any period means, on a consolidated basis, the sum of (a) all Rentals (other than Capitalized Rentals) payable during such period by the Borrower and its Restricted Subsidiaries, and (b) all Interest Charges on all Indebtedness (including the interest component of Capitalized Rentals) of the Borrower and its Restricted Subsidiaries.

“GAAP” means generally acceptable accounting principles at the time in the United States.

“Governing Documents” means, collectively, the charter instruments, by-laws, partnership agreements, operating agreements and other similar documents prescribing the internal governance of the Borrower and each Restricted Subsidiary.

“Guaranties” by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation, of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for Borrowed Money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for Borrowed Money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

“Hazardous Substances” means any hazardous or toxic material, substance or waste pollutant or contaminant which is regulated as such under any statute, law, ordinance, rule or regulation of any Federal, regional, state or local authority having jurisdiction over the property of the Borrower or any Subsidiary or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1317), as amended, (b) regulated as a hazardous waste under Section 1004 of the Federal Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended, (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes, or (e) petroleum or products derived therefrom.

“Indebtedness” of any Person means and includes all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) Guaranties of obligations of others of the character referred to in this definition.

“Indebtedness for Borrowed Money” of any Person means (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets, (b) all Capitalized Rentals of such Person, and (c) all Guaranties by such Person of Indebtedness for Borrowed Money of others, it being understood that Indebtedness for Borrowed Money shall not include trade payables in the ordinary course of business.

“Insurance Subsidiary” means any one Subsidiary (a) which is organized under the laws of the British Virgin Islands or such other jurisdiction as shall be consented to in writing by the Required Banks, (b) which conducts substantially all of its business and has substantially all of its assets within the British Virgin Islands or such other jurisdiction as shall be consented to in writing by the Required Banks, (c) of which 100% (by number of votes) of the Voting Stock (except for directors’ qualifying shares) is owned by the Borrower, and (d) which is engaged in the business of reinsuring the credit insurance written by the Subsidiaries of the Borrower.

“Interest Charges” for any period means all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made.

“Interest Period” is defined in Section 2.4 hereof.

“Investments” means all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

“Lending Office” is defined in Section 10.4 hereof.

“LIBOR” is defined in Section 2.1(b) hereof.

“Lien” means any interest in Property securing an obligation owed to a Person, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest arising from a mortgage, security agreement, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” includes reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions and encumbrances, including but not limited to mechanics’, materialmen’s, warehousemen’s, carriers’ and other similar encumbrances, affecting Property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loan” means and includes loans made under the Revolving Credit, and each of them singly, and the term “type” of Loan refers to its status as a Base Rate Loan or Eurodollar Loan.

“Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty Agreement, and the Collateral Documents.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Minority Interests” means any shares of stock, partnership interests, membership interests or other equity interests of any class of a Restricted Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Borrower and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, by valuing Minority Interests constituting common stock at the book value of the capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock, and by valuing Minority Interests constituting partnership or limited liability company membership interests at the book value of such interest.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the same meaning as in ERISA.

“Net Income Available for Fixed Charges” for any period means the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) all provisions for any Federal, state or other income taxes made by the Borrower and its Restricted Subsidiaries during such period, and (c) Fixed Charges of the Borrower and its Restricted Subsidiaries during such period.

“Notes” is defined in Section 2.8 hereof.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all other obligations of the Borrower or any Restricted Subsidiary to the Banks or any Bank or the Agent or the Security Trustee arising under the Loan Documents, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Operating Margin” means, as of the date of any determination thereof, the sum of the pretax net operating income of the Borrower and its Restricted Subsidiaries plus amortization of intangible assets of the Borrower and its Restricted Subsidiaries divided by the total revenue of the Borrower and its Restricted Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP, it being acknowledged and agreed that the foregoing shall be determined exclusive of the net operating income, amortization of intangible assets, and total revenue of each Unrestricted Subsidiary.

“PBGC” is defined in Section 6.12 hereof.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means with respect to the Borrower and each Subsidiary at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (c) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4064 of ERISA.

“Pledged Collateral” shall have the meaning as defined in the Company Security Agreement or the Subsidiary Security Agreement, as the context may require.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

“Receivable” means all accounts receivable, receivables, contract rights, controls, instruments, notes, drafts, bills, acceptances, documents, chattel paper, general intangibles and all other forms of obligations owing to a Person.

“Rentals” means, as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the Property) payable by the Borrower or a Restricted Subsidiary, as lessee or sub-lessee, under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Required Banks” means, as of the date of determination thereof, those Banks holding at least 66 2/3% of the Commitments or, in the event that no Commitments are outstanding hereunder, those Banks holding at least 66 2/3% in aggregate principal amount of the Loans outstanding hereunder.

“Restricted Investments” means all Investments other than the Investments permitted by paragraphs (a) through (f), both inclusive, of Section 8.18 hereof.

“Restricted Subsidiary” means the Insurance Subsidiary, if any, and any other Subsidiary (a) which is organized under the laws of the United States or any State thereof, (b) which conducts substantially all of its business and has substantially all of its assets within the United States, and (c) of which 100% (by number of votes) of the Voting Stock is owned by the Borrower and/or one or more Restricted Subsidiaries; provided that, notwithstanding the foregoing, WFC-TN shall not be a Restricted Subsidiary hereunder so long as the Company is in compliance with Section 8.1 hereof with respect thereto.

“Revolving Credit” is defined in Section 1.1 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Seasonal Revolving Credit Commitment” means, as to any Bank and available only during the Availability Period, the obligation of such Bank to make Loans under the Revolving Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Banks acknowledge and agree that the Seasonal Revolving Credit Commitments of the Banks aggregate $15,000,000 on July 20, 2005.

“Security” shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

“Security Trustee” means Harris N.A., as successor by merger with Harris Trust and Savings Bank, and its successors and assigns under the Company Security Agreement and the Subsidiary Security Agreement.

“Senior Debt” means (a) the Senior Notes, (b) all other Indebtedness for Borrowed Money of the Borrower other than the Subordinated Debt, and (c) all Indebtedness for Borrowed Money of Restricted Subsidiaries (other than such Indebtedness for Borrowed Money arising from the Subsidiary Guaranty Agreement).

“Senior Notes” means the Notes issued hereunder.

“Set-off” is defined in Section 12.7 hereof.

“Subordinated Debt” means all unsecured Indebtedness for Borrowed Money of the Borrower which (a) pursuant to its terms matures on a date later than the Termination Date and (b) contains or has applicable thereto subordination provisions substantially in the form set forth in Exhibit B hereto or such other provisions as are approved in writing by the Required Banks.

“Subsidiary” means any corporation or other entity of which more than fifty percent (50%) of the outstanding Voting Stock or comparable equity interests (including interests as a limited partner in a limited partnership) is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries.

“Subsidiary Guaranty Agreement” means that certain Amended and Restated Guaranty Agreement dated as of June 30, 1997, from the Restricted Subsidiaries, as the same may from time to time be amended, modified, or further restated, together with any supplements thereto delivered pursuant to the terms thereof.

“Subsidiary Security Agreement” means that certain Amended and Restated Security Agreement, Pledge, and Indentures of Trust dated as of June 30, 1997, among each of the Restricted Subsidiaries (other than the Insurance Subsidiary) and the Security Trustee, as the same may from time to time be amended, modified, or further restated, together with any supplements thereto delivered pursuant to the terms thereof.

“Termination Date” means September 30, 2007, or such later date to which the Commitments are extended pursuant to Section 3.4 hereof, or such earlier date on which the Commitments are terminated in whole pursuant to Sections 2.9, 9.3 or 9.4 hereof.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unrestricted Subsidiary” means any Subsidiary that is not a Restricted Subsidiary.

“Voting Stock” means Securities, or other equity interests, of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Welfare Plan” means a “welfare plan,” as said term is defined in Section 3(1) of ERISA.

“WFC-TN” is defined in Section 8.1 hereof.

“Wholly-Owned” means a Subsidiary of which all of the issued and outstanding shares of stock (other than directors’ qualifying shares as required by law) or other comparable equity interests shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

Section 5.2. Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day herein shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP.

SECTION 6.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Banks as follows:

Section 6.1. Organization and Qualification. The Borrower is duly organized and validly existing in good standing under the laws of the State of South Carolina, has full and adequate corporate power to carry on its business as now conducted, is duly licensed or qualified and in good standing in each jurisdiction in which the nature of its business conducted or the nature of the Property owned or leased by it makes such licensing or qualification necessary.

Section 6.2. Subsidiaries. Each Subsidiary is a corporation, partnership, limited liability company or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it was incorporated or organized (other than WFC-TN referred to in Section 8.1 hereof), has full and adequate corporate or other power to carry on its business as conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of its business as now conducted or proposed to be conducted or the nature of the Property owned or leased by it makes such licensing or qualification necessary. Schedule 6.2 hereto identifies each Subsidiary of the Borrower as of the date hereof, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock or other equity interests and the number of shares or units of each class issued and outstanding. All of the issued and outstanding shares of capital stock or other equity interest of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares are owned, beneficially and of record, by the Borrower or the relevant Restricted Subsidiary, all as set forth on said Schedule 6.2, free of any Lien except for Lien granted to the Security Trustee under the Company Security Agreement and, to the extent applicable, Subsidiary Security Agreement and Liens permitted pursuant to Sections 8.11(e) and 8.11(g) hereof. As of the date hereof, each Subsidiary is a Restricted Subsidiary other than WFC-TN, World Acceptance Corporation de México, S. de R.L. de C.V., and Servicios World Acceptance Corporation de México, S. de R.L. de C.V. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Corporate Authority and Validity of Obligations. The Borrower has full right and authority to enter into the Loan Documents to which it is a party, to make the borrowings herein provided for, to grant to the Security Trustee, for the benefit of the Banks, the Liens described in the Collateral Documents, to issue its Notes and to perform all of its obligations hereunder and under the other Loan Documents. Each Restricted Subsidiary has full right and authority to enter into the Loan Documents entered into by it, to grant to the Security Trustee, for the benefit of the Banks, the Liens described in the Collateral Documents to which it is a party and to perform all of its obligations thereunder and under the other Loan Documents. The Loan Documents delivered by the Borrower, and by each Restricted Subsidiary, have been duly authorized, executed and delivered by such Person and constitute valid and binding obligations of such Person enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law) and to the discretion of the court before which any proceedings may be brought; and the Loan Documents do not, nor does the performance or observance by the Borrower or any Restricted Subsidiary of any of the matters or things herein or therein provided for, contravene any provision of law or any Governing Documents of the Borrower or any Subsidiary or any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or a substantial portion of their respective Properties.

Section 6.4. Investment Company; Public Utility Holding Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 6.5. Use of Proceeds; Margin Stock. The Loans hereunder shall be used by the Borrower for general working capital purposes. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and neither the Borrower nor any of its Subsidiaries will use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 6.6. Financial Reports. The consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at March 31, 2005, and the related statements of consolidated earnings, consolidated changes in shareholders’ equity and consolidated cash flows of the Borrower and its Subsidiaries for the year then ended and accompanying notes thereto, which financial statements are accompanied by the report of KPMG Peat Marwick, independent public accountants, have been prepared in accordance with GAAP applied on a consistent basis and fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of their operations and cash flows for the periods then ended.

Section 6.7. No Material Adverse Change. Since March 31, 2005, there has been no change in the condition, financial or otherwise, or business prospects of the Borrower and its Subsidiaries except changes in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

Section 6.8. Litigation. Except as disclosed on Schedule 6.8 attached hereto, there is no litigation or governmental proceeding pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Borrower or any Restricted Subsidiary to perform its obligations under, this Agreement or any other Loan Document or (b) result in any material adverse change in the financial condition or Property, business or operations of the Borrower and its Subsidiaries taken as a whole.

Section 6.9. Taxes. All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. The Borrower does not know of any proposed additional tax assessment against it for which adequate provision in accordance with GAAP has not been made on its accounts. The Federal income tax liability of the Borrower and its Subsidiaries has either been finally determined by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year ended December 31, 2001, or the applicable statute of limitations therefor has expired and, except as disclosed on Schedule 6.9 attached hereto, no material controversy in respect of additional income taxes due since said date is pending or to the knowledge of the Borrower threatened. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.10. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, or any approval or consent of the stockholders of the Borrower or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Restricted Subsidiary of this Agreement or any of the other Loan Documents.

Section 6.11. Indebtedness and Liens. Schedule 6.11 attached hereto correctly describes all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries outstanding as of the date hereof. There are no Liens on any of the Property of the Borrower or any Subsidiary, except those which are permitted by Section 8.11 of this Agreement.

Section 6.12. ERISA. The Borrower and each Subsidiary are in compliance in all material respects with ERISA, to the extent applicable to them and have received no notice to the contrary from the Pension Benefit Guaranty Corporation (“PBGC”) or any other governmental entity or agency. As of December 31, 2004, the liability of the Borrower and its Subsidiaries to PBGC in respect of Unfunded Vested Liabilities would not have been in excess of $0 if all employee pension benefit plans maintained by the Borrower and its Subsidiaries had been terminated as of such date. No condition exists or event or transaction has occurred with respect to any Plan which could reasonably be expected to result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty. Neither the Borrower nor any Subsidiary has any contingent liability with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA and liability for post-retirement medical and life insurance benefits.

Section 6.13. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction materially and adversely affecting its business, properties or assets, operations or condition (financial or otherwise). Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default might have a material adverse effect on the business, properties or assets, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) any agreement or instrument evidencing or governing Indebtedness.

Section 6.14. Compliance with Laws. (a) Environmental. (i) The business and operation of the Borrower and its Subsidiaries comply in all respects with all applicable Environmental Legal Requirements, except to the extent that such noncompliance would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

(ii) Neither the Borrower nor any Subsidiary has given, nor should it give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand that: (i) the Borrower or such Subsidiary has violated, or is about to violate, any federal, state, regional, county or local environmental, health or safety statute, law, rule, regulation, ordinance, judgment or order; (ii) there has been a release, or there is a threat of release, of Hazardous Substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons) from the Borrower’s or such Subsidiary’s property, facilities, equipment or vehicles; (iii) the Borrower or such Subsidiary may be or is liable, in whole or in part, for the costs or cleaning up, remediating or responding to a release of Hazardous Substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons); (iv) any of the Borrower’s or such Subsidiary’s property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any federal, state or local environmental law, rule or regulation arising from, or costs incurred by such governmental entity in response to, a release of a Hazardous Substance (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons), except to the extent that such violation, release, liability or Lien could not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

(b) Other Laws. The Borrower and its Subsidiaries are in compliance with all other federal, state and local laws, rules and regulations applicable to or pertaining to the Properties or business operations of the Borrower or any Subsidiary (including without limitation all applicable state consumer credit and protection laws, the Federal Fair Credit Reporting Act, the Federal Truth In Lending Act, the Federal Fair Debt Collection Practices Act, laws regulating small loan companies, the Occupational Safety and Health Act of 1970 and the Americans with Disabilities Act of 1990), non-compliance with which could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

Section 6.15. Full Disclosure. The financial statements referred to in Section 6.6 do not, nor do the written statements or information, if any, furnished by the Borrower to any Bank in connection with the negotiation of or its participation in this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make the material statements contained therein not misleading.

Section 6.16. No Defaults. No Default or Event of Default has occurred and is continuing.

SECTION 7.	CONDITIONS PRECEDENT.

The obligation of the Banks to make any Loan or any other financial accommodation hereunder shall be subject to the following conditions precedent to the satisfaction of the Agent and the Required Banks:

Section 7.1. Initial Borrowing. Prior to the making of the initial Borrowing hereunder:

(a) The Agent shall have received for each Bank the favorable written opinion of Judson K. Chapin, III, General Counsel to the Borrower, in form and substance satisfactory to the Agent;

(b) The Agent shall have received for each Bank (i) certified copies of resolutions of the Board of Directors of the Borrower and of each Restricted Subsidiary authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party, indicating the authorized signers of this Agreement and the other Loan Documents and all other documents relating thereto, the persons authorized to request Borrowings hereunder and to select the interest rate options with respect thereto and the specimen signatures of such signers, and (ii) one original certificate of good standing (with copies for each Bank) certified by the appropriate governmental officer in the jurisdiction of the Borrower’s and each Restricted Subsidiaries’ incorporation and each state in which it is authorized to do business as a foreign corporation;

(c) The Agent shall have received for the Banks this Agreement, the Notes, a guaranty supplement and security agreement from WFC Services, Inc., a South Carolina corporation, and amendments to the Company Security Agreement and Subsidiary Security Agreement, and a reaffirmation of the Subsidiary Guaranty Agreement;

(d) The Agent shall have received for the Banks copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents; and

(f) The Agent shall have received for the account of the Banks a borrowing base certificate in the form attached hereto as Exhibit C showing the computation of the Borrowing Base as of the close of business on June 30, 2005.

Section 7.2. All Loans. As of the time of the making of each advance of a new Borrowing (including the initial Borrowing):

(a) The Agent shall have received for each Bank the Notes of the Borrower and the notice required by Section 2.3 hereof;

(b) Each of the representations and warranties of the Borrower set forth in Section 6 hereof shall be true and correct in all material respects as of said time, except to the extent that any such representation or warranty relates solely to an earlier date;

(c) The Borrower and its Restricted Subsidiaries shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such Borrowing;

(d) After giving effect to the Borrowing the aggregate principal amount of all Loans hereunder shall not exceed the lesser of (i) the Borrowing Base or (ii) Commitments; and

(e) Such Borrowing shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to any Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in subsections (a)-(d) of this Section 7.2.

SECTION 8.	COVENANTS.

Section 8.1. Existence, Etc. The Borrower will preserve and keep in force and effect, and will cause each Subsidiary to preserve and keep in force and effect, its legal existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by Section 8.13 hereof or the dissolution of WFC Services, In., a Tennessee corporation (“WFC-TN”), with notice to the Agent. In connection with the foregoing, the Borrower represents and warrants to the Agent and the Banks that WFC-TN is not actively engaged in any trade or business, its dormant with no material assets, and is in the process of being dissolved and, until dissolved, the Borrower agrees that WFC-TN shall not actively engage in any trade or business and will remain dormant with no material assets.

Section 8.2. Insurance. The Borrower will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers accorded a rating of A or better by A.M. Best Company, Inc. (the “Best Rating”) at the time of the issuance of any such policy and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties with each such policy requiring renewal of such policy at intervals of no greater than one year from the date of issuance or renewal thereof; provided, however, that if during the term of any such insurance policy the rating accorded any insurer shall be less than a Best Rating of A, the Borrower will, on the date of renewal of any such policy (or, if such change in rating shall occur within 90 days prior to such renewal date, within 90 days of the date of such change in rating), obtain such insurance policy from an insurer accorded a Best Rating of A or better.

Section 8.3. Taxes, Claims for Labor and Materials. The Borrower will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Borrower or such Subsidiary (including, but not limited to the Collateral), all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Borrower or such Subsidiary (including, but not limited to the Collateral); provided the Borrower or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (a) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Borrower or such Subsidiary or any material interference with the use thereof by the Borrower or such Subsidiary, and (b) the Borrower or such Subsidiary shall set aside on its books reserves adequate in accordance with GAAP with respect thereto.

Section 8.4. Compliance with Laws. The Borrower will promptly comply, and will cause each Subsidiary to comply, with all laws, ordinances or governmental rules and regulations to which it is subject, including without limitation, ERISA and all Environmental Legal Requirements the violation of which could, individually or in the aggregate, materially and adversely affect the properties (including the Collateral), business, prospects, profits or condition of the Borrower and its Subsidiaries or could, individually or in the aggregate, result in any lien or charge upon any property of the Borrower or any Subsidiary.

Section 8.5. Maintenance, Etc. The Borrower will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order (ordinary wear and tear excepted) and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

Section 8.6. Nature of Business. Neither the Borrower nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Restricted Subsidiaries (including, but not limited to, the Insurance Subsidiary) would be substantially changed from the general nature of the business engaged in by the Borrower and its Restricted Subsidiaries on the date of this Agreement.

Section 8.7. Consolidated Net Worth. The Borrower will at all times keep and maintain Consolidated Net Worth at an amount not less than the Minimum Net Worth. For purposes of this Section, “Minimum Net Worth” (a) for the fiscal quarter of the Borrower ending March 31, 2005, shall be $130,000,000 and (b) for each fiscal quarter thereafter shall be the sum of the Minimum Net Worth for the immediately preceding fiscal quarter plus 50% of Consolidated Net Income for such fiscal quarter (but without deduction in the case of any deficit in Consolidated Net Income for such fiscal quarter).

Section 8.8. Fixed Charge Coverage Ratio; Loan Loss Reserves. (a) Fixed Charge Coverage Ratio. The Borrower will at the end of each fiscal quarter have a ratio of Net Income Available for Fixed Charges to Fixed Charges for each period of four consecutive fiscal quarters then ending at not less than 1.5 to 1.

(b) Loan Loss Reserves. As of the end of each fiscal quarter, the Borrower’s provision for loan losses for the four fiscal quarters then ending shall equal or exceed the net loan charge off for the corresponding period.

Section 8.9. Permitted Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, issue, assume or permit to exist any Indebtedness for Borrowed Money other than:

(a) the Notes issued hereunder, and the Subsidiary Guaranty Agreement relating thereto;

(b) Subordinated Debt;

(c) debt incurred in connection with permitted Fixed Asset Financing;

(d) unsecured Indebtedness for Borrowed Money owing between the Borrower and its Restricted Subsidiaries in the ordinary course of business, provided that the aggregate amount of Indebtedness for Borrowed Money at any one time owing either by or to the Insurance Subsidiary shall not exceed $1,000,000; and

(e) other unsecured Indebtedness for Borrowed Money to any Person (other than to the Borrower or another Restricted Subsidiary) in an aggregate amount for the Borrower and all Restricted Subsidiaries not exceeding $3,000,000 at any time outstanding.

Section 8.10. Limitations on Indebtedness. The Borrower will not at any time permit:

(a) The aggregate unpaid principal amount of Senior Debt, on a consolidated basis, to exceed 400% of the sum of (i) Consolidated Adjusted Net Worth and (ii) the aggregate unpaid principal amount of Subordinated Debt;

(b) The aggregate unpaid principal amount of Subordinated Debt to exceed 50% of Consolidated Adjusted Net Worth.

Section 8.11. Limitation on Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien upon any of its Property (including, but not limited to, the Collateral), whether now owned or hereafter acquired; provided, however, that the foregoing restriction and limitation shall not apply to the following Liens:

(a) Liens created under the Collateral Documents;

(b) Liens existing as of the date hereof and reflected on Schedule 8.11 hereto;

(c) Liens existing on property at the time acquired by the Borrower or any Restricted Subsidiary thereof or existing on the property of a corporation at the time it becomes a Restricted Subsidiary, or placed upon property within 120 days after the date of acquisition thereof by the Borrower or any Restricted Subsidiary to secure a portion of the purchase price thereof, but only if (i) such Lien shall attach solely to the property acquired, purchased or constructed and (ii) such Lien does not exceed the lesser of the fair market value or cost of such property;

(d) Liens constituting renewals, extensions or refundings of Liens permitted by clause (b) or (c) above, provided that the principal amount of the Indebtedness secured by any such new Lien does not exceed the principal amount of the Indebtedness being renewed, extended or refunded at the time of renewal, extension or refunding thereof and that such new Lien attaches only to the same property theretofore subject to such earlier Lien;

(e) Liens securing taxes, assessments or governmental charges or levies, or the claims or demands of materialmen, mechanics, carriers, workmen, repairmen, warehousemen, landlords and other like persons, provided that payment thereof is not at the time required by Section 8.3 hereof;

(f) other Liens incidental to the conduct of its business or the ownership of its property and assets when not incurred in connection with the borrowing of money or the obtaining of advances of credit, and which do not in the aggregate materially detract from the value of its property or assets, or materially impair the use thereof in the operation of its business;

(g) attachment, judgment and other similar Liens arising in connection with court proceedings, provided that (i) execution or other enforcement of such Liens is effectively stayed, (ii) the claims secured thereby are being actively contested in good faith by appropriate proceedings, (iii) adequate reserves in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary and (iv) the aggregate amount of the liabilities of the Borrower and all Restricted Subsidiaries so secured, including interest and penalties thereon, shall not be in excess of $100,000 at any one time outstanding;

(h) Liens on property of a Restricted Subsidiary of the Borrower to secure obligations of such Restricted Subsidiary to the Borrower or to another Restricted Subsidiary; and

(i) Liens granted to secure the Fixed Asset Financing, provided that such Liens (x) only extend to the fixed assets acquired with the proceeds of such Fixed Asset Financing, (y) only secure the original purchase price of such fixed assets, as reduced by repayments thereon, and (z) do not extend to or cover any other Property of the Borrower or any Subsidiary.

Section 8.12. Dividends, Stock Purchases. The Borrower will not, except as hereinafter provided:

(a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Borrower); or

(b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Borrower from the substantially concurrent issue or sale of other shares of capital stock of the Borrower or warrants, rights or options to purchase or acquire any shares of its capital stock); or

(c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock; or

(d) Make any payment of principal, interest or premium on any Subordinated Debt other than any regularly scheduled payment of principal or interest on the Subordinated Debt;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options, and all such other distributions and such payments on

Subordinated Debt being herein collectively called “Restricted Payments”), if, after giving effect thereto, (i) a Default or Event of Default has occurred and is continuing or (ii) the aggregate amount of Restricted Payments made during the period after March 31, 2003, to and including the date of the making of the Restricted Payment in question, would exceed the sum of (x) $15,000,000, plus (y) the net cash proceeds received by the Borrower from the issuance or sale subsequent to March 31, 2003, of shares of common stock of the Borrower or warrants, rights or options to purchase or acquire any shares of its common stock, plus (z) 50% of Consolidated Net Income for the period commencing April 1, 2003, and ending on the last day of the fiscal quarter immediately preceding the date of the making of the Restricted Payment in question, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit); provided that, after giving effect to such Restricted Payment, Consolidated Tangible Net Worth exceeds $95,000,000.

For the purposes of this Section 8.12 the amount of any Restricted Payment declared, paid or distributed in property of the Borrower shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Borrower) of such property at the time of the making of the Restricted Payment in question.

The Borrower will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

Section 8.13. Mergers, Consolidations and Sales or Transfers of Assets. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction of merger or consolidation or transfer, sell, assign, lease, or otherwise dispose of all or a substantial part of its properties or assets to any Person, except that:

(1) any Restricted Subsidiary may merge or consolidate with or into the Borrower or any other Restricted Subsidiary (other than the Insurance Subsidiary) so long as in any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

(2) the Borrower may merge or consolidate with any other corporation provided that (i) the Borrower shall be the surviving and continuing corporation; and (ii) at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(3) any Restricted Subsidiary may sell or convey all or substantially all of its assets to the Borrower or to another Restricted Subsidiary (other than the Insurance Subsidiary); and

(4) the Borrower or any Restricted Subsidiary may sell all or a substantial part of the assets of the Borrower and its Restricted Subsidiaries pursuant to, and in compliance with, Section 10.4 of the Company Security Agreement and Section 10.4 of the Subsidiary Security Agreement.

(b) The Borrower will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class or any partnership interest, membership interest or other equity interest of any type (including for the purposes of this Section 8.13, any warrants, rights or options to purchase or otherwise acquire any such equity interest or other Securities exchangeable for or convertible into any such equity interest) of such Restricted Subsidiary to any Person other than the Borrower or a Restricted Subsidiary (other than the Insurance Subsidiary), except for the purpose of qualifying directors.

(c) The Borrower will not sell, transfer, or otherwise dispose of any shares of stock, partnership interest, membership interest or other equity interest in any Restricted Subsidiary (except (i) to qualify directors and (ii) the pledge of the Pledged Collateral under the Company Security Agreement and any transfer or sale thereof pursuant to, and in compliance with, Section 10.4 of the Company Security Agreement) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except (i) to the Borrower or a Restricted Subsidiary or (ii) the pledge of the Pledged Collateral under the Subsidiary Security Agreement and any transfer or sale thereof pursuant to, and in compliance with, Section 10.4 of the Subsidiary Security Agreement) any such shares of stock, partnership interest, membership interest or other equity interest or any Indebtedness of any other Restricted Subsidiary, unless:

(1) simultaneously with such sale, transfer, or disposition, all such interests and all Indebtedness of such Restricted Subsidiary at the time owned by the Borrower and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety;

(2) the Board of Directors of the Borrower shall have determined, as evidenced by a resolution thereof, that the retention of such interest and Indebtedness is no longer in the best interests of the Borrower or the holders of the Notes;

(3) such interest and Indebtedness is sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

(4) the Restricted Subsidiary being disposed of shall not have any continuing investment in the Borrower or any other Restricted Subsidiary not being simultaneously disposed of; and

(5) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Borrower and its Restricted Subsidiaries.

(d) As used in this Section 8.13, in the case of the sale, lease or other disposition of any assets, such assets shall be deemed to be a “substantial part” of the assets of the Borrower and its Restricted Subsidiaries if (x) such assets, together with all other assets (i) sold, leased or otherwise disposed of by the Borrower and its Restricted Subsidiaries or (ii) subject to any waiver or supplemental agreement of the Company Security Agreement or the Subsidiary Security Agreement, in each case during the period of 12 months ending with the date of such sale, lease or disposition, contributed more than 15% of EBIT of the Borrower and its Restricted Subsidiaries determined as of the end of the fiscal year immediately preceding such sale or disposition, or (y) the book value of such assets, when added to the book value of all other assets of the Borrower and its Restricted Subsidiaries (i) sold or otherwise disposed of by the Borrower and its Restricted Subsidiaries or (ii) subject to any waiver or supplemental agreement of the Company Security Agreement or the Subsidiary Security Agreement, in each case, during the period of 12 months ending with the date of such sale or disposition, exceeds 10% of the book value of all Receivables determined as of the end of the fiscal year immediately preceding such sale or disposition.

(e) Nothing in this Section 8.13 shall prohibit the Borrower from transferring, selling, assigning, leasing, subleasing or otherwise disposing of an insubstantial part of its properties or assets, excluding Receivables of the Borrower and its Restricted Subsidiaries, to any Person from time to time, in the ordinary course.

Section 8.14. Lease-Backs. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangements, directly or indirectly, with any Person, whereby the Borrower or any Restricted Subsidiary shall sell or transfer any Property, whether now owned or hereafter acquired, used or useful in their respective businesses in connection with the rental or lease of the Property so sold or transferred or of other Property which the Borrower or any Restricted Subsidiary intends to use for substantially the same purpose or purposes as the Property so sold or transferred.

Section 8.15. Guaranties. The Borrower will not and will not permit any Restricted Subsidiary to become or be liable in respect of any Guaranty except: (i) Guaranties of the Borrower which are limited in amount to a stated maximum dollar exposure and are permitted under Sections 8.9 and 8.10 and (ii) the Subsidiary Guaranty Agreement.

Section 8.16. Limitation on Restrictions. Except as provided herein, the Borrower shall not and shall not permit any of its Restricted Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to: (1) pay dividends or make any other distribution on any of such Restricted Subsidiary’s capital stock or other equity interests owned by the Borrower or any Restricted Subsidiary of the Borrower; (2) pay any indebtedness owed to the Borrower or any other Restricted Subsidiary; (3) make loans or advances to the Borrower or any other Restricted Subsidiary; or (4) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary. The Borrower shall not enter into any indenture, instrument, or other agreement for Indebtedness for Borrowed Money which contains, or amend any terms of any such indenture, instrument, or agreement which would result in any such indenture, instrument, or agreement having, covenants or defaults more burdensome on the Borrower or any Restricted Subsidiary than the covenants and defaults provided for in this Agreement and the other Loan Documents.

Section 8.17. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or be a party to, any transaction or arrangement with any Affiliate (including without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 8.18. Investments. The Borrower will not, and will not permit any Restricted Subsidiary to make any Investment except:

(a) Investments in obligations of the United States of America (or any agency thereof for which the full faith and credit of the United States of America is pledged for the repayment of principal and interest thereof) maturing in twelve months or less from the date of acquisition thereof;

(b) certificates of deposit of any banking institution with combined capital and surplus of at least $500,000,000, maturing in twelve months or less from the date of acquisition thereof which, at the time of acquisition by the Borrower or any Restricted Subsidiary, is accorded the rating of A or better by S&P and A2 or better by Moody’s, or if S&P and/or Moody’s is no longer rating any such certificates of deposit, then an equivalent rating by any other nationally recognized credit rating agency of similar standing;

(c) Loans, advances and extensions of credit to or for the benefit of consumer/borrowers in the ordinary course of business in accordance with Section 8.6 hereof;

(d) Investments by the Borrower or any Restricted Subsidiary in and to any other Restricted Subsidiary provided, however, Investments by the Borrower or any Restricted Subsidiary in and to the Insurance Subsidiary shall not exceed $500,000 in the aggregate;

(e) Investments in commercial paper maturing in 270 days or less from the date of issuance thereof which, at the time of acquisition by the Borrower or any Restricted Subsidiary, is accorded the rating of P1 or better by S&P and A1 or better by Moody’s, or if S&P and/or Moody’s is no longer rating any such commercial paper, then an equivalent rating by any other nationally recognized credit rating agency of similar standing; or

(f) other Investments (in addition to those permitted in clauses (a) through (e) above), including for purposes hereof Investments in all Unrestricted Subsidiaries, provided that (i) the aggregate amount of Investments in all Unrestricted Subsidiaries organized outside of the United States of America shall not at any time exceed 3% of Consolidated Adjusted Net Worth and (ii) the aggregate amount of all such other Investments (including Investments in Unrestricted Subsidiaries) shall not at any time exceed 10% of Consolidated Adjusted Net Worth.

Section 8.19. Termination of Pension Plans. The Borrower will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any Property of the Borrower or any Subsidiary pursuant to Section 4068 of ERISA.

Section 8.20. Reports and Rights of Inspection. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower or such Subsidiary, in accordance with GAAP consistently maintained (except for changes disclosed in the financial statements furnished to the Banks pursuant to this Section 8.20 and concurred in by the independent public accountants referred to in paragraph (b) hereof), and will furnish to each holder of a Note and the Security Trustee (in duplicate if so specified below or otherwise requested):

(a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, a copy of:

(1) consolidated and consolidating balance sheets of the Borrower and its Restricted Subsidiaries as of the close of such quarter and, in the case of the consolidated balance sheets, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year,

(2) consolidated and consolidating statements of income and retained earnings of the Borrower and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarter and, in the case of the consolidated statements of income and retained earnings, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year,

(3) consolidated and consolidating statements of changes in financial position of the Borrower and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarter and, in the case of the consolidated statements of changes in financial position, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year, and

(4) consolidated and consolidating statements of cash flows of the Borrower and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarter and, in the case of the consolidated statements of cash flows, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct, by an authorized financial officer of the Borrower;

(b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, a copy of:

(1) consolidated and consolidating balance sheets of the Borrower and its Restricted Subsidiaries as of the close of such fiscal year,

(2) consolidated and consolidating statements of income and retained earnings and changes in financial position of the Borrower and its Restricted Subsidiaries for such fiscal year, and

(3) consolidated and consolidating statements of changes in cash flows of the Borrower and its Restricted Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion, unqualified as to scope limitations imposed by the Borrower and otherwise without qualification except as therein noted, thereon of a firm of independent public accountants of recognized national standing selected by the Borrower to the effect that the consolidated financial statements have been prepared in accordance with GAAP consistently applied (except for noted changes in application in which such accountants concur) and present fairly the financial condition of the Borrower and its Restricted Subsidiaries and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Borrower or any Restricted Subsidiary and any management letter received from such accountants and the Borrower’s response, if any, to such management letter;

(d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice, proxy statement or statement of additional information sent by the Borrower to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Borrower or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Borrower or any of its Subsidiaries;

(e) Requested Information. With reasonable promptness, such other data and information as any holder of any Note or the Security Trustee may reasonably request;

(f) Officers’ Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Borrower stating that he has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to determine whether the Borrower was in compliance with the requirements of Sections 8.7 through Sections 8.18, both inclusive, at the end of the period covered by the financial statements then being furnished, and (ii) whether, to the best of such officer’s knowledge, there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto;

(g) Accountant’s Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further, whether in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

(h) Unrestricted Subsidiaries. Within the respective periods provided in paragraph (b) above, financial statements of the character and for the dates and periods as in said paragraph (b) provided covering each Unrestricted Subsidiary (or groups of Unrestricted Subsidiaries on a consolidated basis);

(i) Loan Loss Reserve Report. On or before the twenty-fifth day of every month, a loan loss reserve report with respect to the Borrower and its Restricted Subsidiaries for the immediately preceding month in form and substance reasonably satisfactory to the Required Banks;

(j) Loan Charge-off Recovery Report. On or before the twenty-fifth day of every month, a loan charge-off recovery report with respect to the Borrower and its Restricted Subsidiaries for the prior month in form and substance reasonably satisfactory to the Required Banks;

(k) Borrowing Base Certificate. On or before the twenty-fifth day of every month, a Borrowing Base Certificate substantially in the form attached hereto as Exhibit C calculated as of the last day of the immediately preceding month; and

(l) Annual Budget. As soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a copy of the Borrower’s consolidated annual budget for the current fiscal year, such annual budget to show the Borrower’s projected consolidated revenues, expenses, and balance sheet on month-by-month basis, such annual budget to be in reasonable detail prepared by the Borrower and in form reasonably satisfactory to the Required Banks; and

(m) Notice of Change of Control. Promptly upon the occurrence of any Change of Control, notice of such Change of Control.

Without limiting the foregoing, the Borrower will permit each Bank and the Security Trustee (or such Persons as any Bank or the Security Trustee may designate) to visit and inspect, any of the properties of the Borrower or any Subsidiary, to inspect any other Collateral, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss with such Persons the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. Any visitation, inspection or discussion shall be at the sole cost and expense of the Borrower; provided, however, that prior to the occurrence of a Default or Event of Default, the Borrower shall bear such costs and expenses not more frequently than once per calendar year.

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) Default shall occur in the payment of interest on any Note or any other sums (other than for principal on the Note) required to be paid pursuant to this Agreement or any other Loan Document when the same shall have become due and such default shall continue for more than five days; or

(b) Default shall occur in the making of any required prepayment of principal on any of the Notes when due; or

(c) Default shall occur in the making of any other payment of the principal of any Note thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

(d) Default shall occur in the observance or performance of any covenant or agreement contained in Sections 8.7 through 8.18 hereof, both inclusive; or

(e) The Borrower shall, without the prior written consent of the Required Banks, make any voluntary prepayment, or enter into any amendment changing any payment due dates, on any Subordinated Debt except as permitted by this Agreement; or

(f) Default shall occur in the observance or performance of any other provision of this Agreement or any other Loan Document which is not remedied within 30 days after the earlier to occur of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) the date on which notice thereof is given to the Borrower; or

(g) An “Event of Default” shall occur under any indenture, instrument, or agreement setting forth the terms and conditions applicable to any Subordinated Debt; or

(h) Default shall occur under any interest rate or currency protection agreement entered into by the Borrower or any Subsidiary with any bank or other financial institution; or

(i) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest or premium on any Indebtedness for Borrowed Money in excess of $1,000,000 (other than the Notes) of the Borrower or any Subsidiary, individually or in the aggregate, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

(j) Default or the happening of any event shall occur under any indenture, agreement, or other instrument under which any Indebtedness for Borrowed Money in excess of $1,000,000 of the Borrower or any Subsidiary (other than this Agreement or the Subsidiary Guaranty Agreement), individually or in the aggregate, may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness for Borrowed Money of the Borrower or any Subsidiary outstanding thereunder; or

(k) Any representation or warranty made by the Borrower or any Restricted Subsidiary herein or in any other Loan Document or made by the Borrower or any Restricted Subsidiary in any statement or certificate furnished by the Borrower or any Restricted Subsidiary in connection with the execution and delivery of the Notes or furnished by the Borrower or any Restricted Subsidiary pursuant hereto or pursuant to any other Loan Document is untrue in any material respect as of the date of the issuance or making thereof; or

(l) The Subsidiary Guaranty Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in whole or in part in any respect or shall otherwise cease to be in full force and effect or the Borrower or any Restricted Subsidiary takes any action for the purpose of repudiating or rescinding any Loan Document or the obligations of the Borrower or any Restricted Subsidiary, respectively, thereunder or the Borrower or any Restricted Subsidiary declares that the obligations of the Borrower or any Restricted Subsidiary under any Loan Document are unenforceable; or

(m) The Collateral Documents shall cease to be in full force and effect, or shall cease to give the Security Trustee the Liens purported to be created thereby or, in the reasonable judgment of the Required Banks, the practical realization of the benefits of the Liens purported to be created thereby; or

(n) Final judgment or judgments for the payment of money aggregating in excess of $100,000 is or are outstanding against the Borrower or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

(o) The Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $100,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(p) A custodian, trustee or receiver is appointed for the Borrower or any Subsidiary or for the major part of the property of either and is not discharged within 45 days after such appointment; or

(q) The Borrower or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Borrower or any Subsidiary causes or suffers an order for relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for the Borrower or such Subsidiary or for the major part of the property of either; or

(r) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Borrower or any Subsidiary and, if instituted against the Borrower or any Subsidiary, are consented to or are not dismissed within 60 days after such institution; or

(s) any Change of Control shall occur.

Section 9.2. Notice to Banks. When any Default or Event of Default described in the foregoing Section 9.1 has occurred, or if any Bank or the holder of any other evidence of Indebtedness of the Borrower gives any notice or takes any other action with respect to a claimed default, the Borrower agrees to give notice within three business days (except as otherwise specifically provided herein) of such event to all Banks, such notice to be in writing and sent by registered or certified mail or by telegram.

Section 9.3. Non-Bankruptcy Defaults. When any Event of Default other than those described in Sections (p), (q) or (r) of Section 9.1 hereof has occurred and is continuing, the

Agent shall, if so directed by the Required Banks, by notice to the Borrower, take either or both of the following actions:

(a) terminate the remaining Commitments of the Banks hereunder on the date stated in such notice (which may be the date thereof); and

(b) declare the principal of and the accrued interest on all outstanding Notes of the Borrower to be forthwith due and payable and thereupon all of said Notes, including both principal and interest, shall be and become immediately due and payable together with all other amounts payable under this Agreement and the other Loan Documents without further demand, presentment, protest or notice of any kind.

The Agent, after giving notice to the Borrower pursuant to this Section 9.3, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.4. Bankruptcy Defaults. When any Event of Default described in Sections (p), (q) or (r) of Section 9.1 hereof has occurred and is continuing, then all outstanding Notes, both for principal and interest, shall immediately become due and payable together with all other amounts payable under this Agreement and the other Loan Documents without presentment, demand, protest or notice of any kind, and the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 9.5. Expenses. The Borrower agrees to pay to the Agent and each Bank, or any other holder of any Note outstanding hereunder, all costs and expenses incurred or paid by the Agent and such Bank or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the terms hereof or of the other Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Restricted Subsidiary as a debtor).

SECTION 10.	CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurodollar Loans or to give effect to its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower, with a copy to the Agent, and such Bank’s obligations to make or maintain Eurodollar Loans under this Agreement shall terminate and shall not revive until it is no longer unlawful for such Bank to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Bank under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loan from such Bank by means of a Base Rate Loan from such Bank that shall not be made ratably by the Banks but only from such affected Bank.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Agent advises the Borrower that deposits in United States Dollars (in the applicable amounts) are not being offered to it in the off-shore U.S. Dollar interbank market for such Interest Period, or

(b) Banks having 51% or more of the aggregate amount of the Commitments advise the Agent that LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Eurodollar Loans for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Eurodollar Loans shall be suspended.

Section 10.3. Increased Cost and Reduced Return. (a) If on or after the date hereof the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed reasonably and in good faith by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the

Borrower shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction (computed commencing on the effective date of any event mentioned herein). Each Bank agrees to use its best efforts to give the Borrower notice of the occurrence of any event mentioned herein.

(b) If after the date hereof any Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

Section 10.4. Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a notice to the Borrower and the Agent.

Section 10.5. Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.	THE AGENT.

Section 11.1. Appointment and Authorization. Each Bank hereby irrevocably appoints Harris N.A. its Agent under this Agreement and the other Loan Documents and hereby authorizes the Agent to take such action as Agent and on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Banks expressly agree that the Agent is not acting as a fiduciary of the Banks in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Agent or any of the Banks except as expressly set forth herein.

Section 11.2. Agent and Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Bank and may exercise or refrain from exercising the same as though it were not an Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not an Agent hereunder and thereunder.

Section 11.3. Action by Agent. If the Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 9.2 hereof, the Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.3. Upon the occurrence of an Event of Default, the Agent shall instruct the Security Trustee to take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Banks. Unless and until the Required Banks give such direction, the Agent and the Security Trustee may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Banks. In no event, however, shall the Agent or the Security Trustee be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Agent and the Security Trustee shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Banks that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Bank or the Borrower. In all cases in which the Loan Documents do not require the Agent to take specific action, the Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Banks, or of any other group of Banks called for under the specific provisions of the Loan Documents, shall be binding upon all the Banks and the holders of the Obligations. The Agent shall be acting as an independent contractor hereunder and nothing herein shall be deemed to impose on the Agent any fiduciary obligations to the Banks or the Borrower.

Section 11.4. Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Agent. No Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder or any other Loan Document; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary in any Loan Document; (iii) the satisfaction of any condition specified in Section 7, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes, any other Loan Document or any other instrument or writing furnished in connection herewith or of the collectibility of the Obligations or the value, worth, priority, or perfection of the Collateral or the Liens provided for by the Loan Documents. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, request or statement (whether written or oral) or other documents believed by it to be genuine or to be signed by the proper party or parties and, in the case of legal matters, in relying on the advice of counsel (including counsel for the Borrower). The Agent need not verify the worth or existence of the Collateral and may rely exclusively on reports of the Borrower in computing the Borrowing Base. The Agent may treat the Banks that are named herein as the holders of the Notes and the indebtedness contemplated herein.

Section 11.6. Indemnification. Each Bank shall, ratably in accordance with its Commitments (or, if the Commitments have been terminated in whole, ratably in accordance with its outstanding Loans), indemnify the Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsels’ fees and disbursements), claim, demand, action, loss, obligation, damages, penalties, judgments, suits or liability (except such as result from the Agent’s gross negligence or willful misconduct) that the Agent may suffer or incur in connection with this Agreement or any other Loan Document or any action taken or omitted by the Agent hereunder or thereunder.

Section 11.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or any other Loan Document.

Section 11.8. Resignation of the Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld), resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint, with the consent of the Borrower (such consent not to be unreasonably withheld), a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

Section 11.9. Payments. Unless the Agent shall have been notified by a Bank prior to the date on which such Bank is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Agent may assume that such Bank has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Agent, such Bank shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Agent at a rate per annum equal to the Federal Funds Rate (as hereinafter defined). If such amount is not received from such Bank by the Agent immediately upon demand, the Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan, so that the Borrower will have no liability under Section 2.10 hereof with respect to such payment. “Federal Funds Rate” shall mean the rate determined by the Agent to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 A.M. (Chicago time) (or as soon thereafter as is practicable) on such date (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for the sale to the Agent at face value of Federal Funds in an amount equal or comparable to the principal amount owed to the Agent for which such rate is being determined hereof.

Section 11.10. Designation of Additional Agents. The Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Banks (and/or its or their Affiliates) as “co-agent,” “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Banks and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11. Authorization to Release or Subordinate or Limit Liens. The Agent is hereby irrevocably authorized by each of the Banks to authorize the Security Trustee to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.13 hereof or which has otherwise been consented to in accordance with Section 12.11 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.9, 8.10, and 8.11 hereof, and (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.

SECTION 12.	MISCELLANEOUS.

Section 12.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Bank pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Agent or such Bank for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the date hereof or, if later, the date such financial institution becomes a Bank hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Bank, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Bank is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Bank is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Agent, to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 12.1 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrower and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 12.2. No Waiver of Rights. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right. The rights and remedies hereunder of the Agent and the Banks and of the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 12.3. Non-Business Day. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 12.4. Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 12.5. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Notes, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 12.6. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.10 and Section 10.3 hereof, shall survive the termination of this Agreement and the payment of the Loans and the Notes.

Section 12.7. Sharing of Set-Off. Each Bank agrees with each other Bank a party hereto that if on or after the date of the occurrence of an Event of Default and the acceleration of the maturity of the Notes pursuant to Section 9.3 or 9.4 hereof such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (“Set-off”), on any of the Obligations outstanding under this Agreement in excess of its ratable share of payments on all Obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Obligations held by each such other Bank (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Bank’s ratable share of any such Set-off shall be determined by the proportion that the aggregate amount of Loans then due and payable to such Bank bears to the total aggregate amount of the Loans then due and payable to all the Banks.

Section 12.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable or telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, in the case of the Borrower, or on the appropriate signature page hereof, in the case of the Banks and the Agent, or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Borrower, given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder to the Borrower shall be addressed to:

World Acceptance Corporation
108 Frederick Street
Greenville, South Carolina 29607-2532
Attention:	Chief Financial Officer
Telephone:	(864) 298-9800
Telecopy:	(864) 298-9810

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

Section 12.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

Section 12.10. Successors and Assigns. (a) General. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note; provided, however, that the Borrower may not assign any of its rights or obligations hereunder without the written consent of all of the Banks.

(b) Participations. Each Bank shall have the right, without the consent of the Borrower, at its own cost to grant participations in the Loans made and/or Commitments held by such Bank to one or more financial institutions at any time and from time to time; provided, however, that (i) no such participation shall relieve any Bank of any of its obligations under this Agreement, (ii) the participant financial institutions shall be entitled to the benefits of Sections 2.10 and 10.3 hereof but shall not be entitled to any greater payment under any of such Sections than the Bank granting such participation would have been entitled to receive with respect to the rights transferred, and (iii) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with this Agreement and such Bank shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of this Agreement or any other Loan Document, provided that such participation agreement may provide that such Bank will not agree to any amendment, modification or waiver of this Agreement or any other Loan Document without the consent of such participant, that would reduce the amount of or postpone the date for payment of any principal of or interest on any Loan hereunder. The Borrower authorizes each Bank to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

(c) Assignments. Each Bank shall have the right at any time, with the prior consent of the Agent and, except as provided below, the Borrower (which consent of the Borrower shall not be unreasonably withheld) to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Notes then held by such assigning Bank) to one or more commercial banks or other financial institutions or investors, provided that, unless otherwise agreed to by the Agent, such assignment shall be of a fixed percentage (and not by its terms of varying percentage) of the assigning Bank’s rights and obligations under the Loan Documents; provided, however, that in order to make any such assignment (i) unless the assigning Bank is assigning all of its Commitments and outstanding Loans, the assigning Bank shall retain at least $5,000,000 in unused Commitments and outstanding Loans, (ii) the assignee Lender shall have Commitments and outstanding Loans of at least $5,000,000, (iii) the consent of the Borrower shall not be required for any assignment by a Bank to an Affiliate of such Bank or for any assignment made during the existence of any Event of Default, (iv) each such assignment shall be evidenced by a written agreement (in form and substance acceptable to the Agent) executed by such assigning Bank, such assignee Bank or Banks, the Agent and, unless not required under clause (iii) above, the Borrower, which agreement shall specify in each instance the portion of the Obligations which are to be assigned to the assignee Bank and the portion of the Commitments of the assigning Bank to be assumed by the assignee Bank, and (v) the assigning Bank shall pay to the Agent a processing fee of $3,500 in connection with any such assignment agreement. Any such assignee shall become a Bank for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assigning Bank shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment. The address for notices to such assignee Bank shall be as specified in the assignment agreement executed by it. Promptly upon the effectiveness of any such assignment agreement, the Borrower shall execute and deliver replacement Notes to the assignee Bank and the assigning Bank in the respective amounts of their Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute “Notes” for all purposes of the Loan Documents), and the assignee Bank shall thereafter surrender to the Borrower its old Notes. The Borrower authorizes each Bank to disclose to any purchaser or prospective purchaser of an interest in the Loans or its Commitments under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

(d) In addition to the foregoing, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or secured party for such Bank as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 12.11. Amendments. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, and (c) if the rights or duties of the Agent are affected thereby, the Agent, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section shall (A) increase any Commitment of any Bank without the consent of such Bank, (B) release any substantial part of the Collateral or any Subsidiary Guaranty Agreement or (C) reduce the amount of or postpone the date for payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Bank to which such payment is owing or which has committed to make such Loan or other credit hereunder; and

(ii) no amendment or waiver pursuant to this Section shall, unless signed by each Bank, change the provisions of this Section, the definition of Required Banks or Termination Date, or the provisions of Section 9.4, or affect the number of Banks required to take any action hereunder.

Section 12.12. Non-Reliance on Margin Stock. Each of the Banks represents to the Agent and to each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 12.13. Fees and Indemnification. (a) The Borrower agrees to pay the reasonable fees and disbursements of counsel to the Agent, in connection with the preparation and execution of this Agreement and the other Loan Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated.

(b) The Borrower further agrees to indemnify the Agent, each Bank and their Affiliates, their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitations, all reasonable expenses of litigation or preparation therefor whether or not the Agent or any Bank or any of their Affiliates is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Agent or a Bank at any time, shall reimburse the Agent or such Bank or its Affiliate for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 12.14. Governing Law. This Agreement and the Notes, and the rights and duties of the parties hereto and thereto, shall be construed and determined in accordance with the laws of the State of Illinois, without regard to the internal laws thereof with respect to conflicts of law.

Section 12.15. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 12.16. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded hereby.

Section 12.17. Terms of Collateral Documents not Superseded. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 12.18. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 12.19. USA Patriot Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

Section 12.20. Amendment and Restatement. This Agreement shall become effective on the Effective Date and shall supersede all provisions of the Original Credit Agreement as of such date. From and after the Effective Date all references made to the Original Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement. The Borrower heretofore executed and delivered to the Security Trustee the Company Security Agreement and certain other Collateral Documents. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under this Agreement; and the Collateral Documents and the rights and remedies of the Security Trustee, the Agent, and the Banks thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Agreement. Without limiting the foregoing, the parties to this Agreement hereby acknowledge and agree that the “Credit Agreement” and “Notes” referred to in the Company Security Agreement and any of the other Collateral Documents shall from and after the date hereof be deemed a reference to this Agreement and the Notes issued hereunder.

[SIGNATURE PAGES TO FOLLOW]

Upon execution hereof by all the parties, this Amended and Restated Credit Agreement shall be a contract among the parties for the purposes hereinabove set forth.

Dated as of July 20, 2005.

WORLD ACCEPTANCE CORPORATION

By
Name
Title

Accepted and agreed to as of the day and year last above written.

HARRIS N.A., as successor by merger with Harris Trust and Savings Bank, in its individual capacity as a Bank and as Agent

By
Name
Title

Address:

111 West Monroe Street Chicago, Illinois 60690
Attention: Michael Cameli
Telecopy: (312) 765-8382
Telephone: (312) 461-2396

Lending Offices:

Base Rate Loans:

111 West Monroe Street Chicago, Illinois

Eurodollar Loans:

111 West Monroe Street
Chicago, Illinois

JPMORGAN CHASE BANK, N.A.

By
Name
Title

Address:

21 South Clark Street Mail Code IL1-0364 Chicago, Illinois 60670
Attention: Michael Tolentino
Telecopy: (312) 325-3190
Telephone: (312) 325-3193

Lending Offices:

Base Rate Loans:

21 South Clark Street Chicago, Illinois 60670

Eurodollar Loans:

21 South Clark Street
Chicago, Illinois 60670

LASALLE BANK NATIONAL ASSOCIATION

By
Name
Title

Address:

135 South LaSalle Street Chicago, Illinois 60674-9135 Attention: David H. Sherer Telecopy: (312) 904-2982 Telephone: (312) 904-2722

Lending Offices:

Base Rate Loans:

135 South LaSalle Street Chicago, Illinois 60674-9135

Eurodollar Loans:

135 South LaSalle Street Chicago, Illinois 60674-9135

HIBERNIA NATIONAL BANK

By
Name
Title

Address:

440 Third Street, 5th Floor Baton Rouge, Louisiana 70802 Attention: Eric Trainor Telecopy: (225) 381-7570 Telephone: (225) 381-2428

Lending Offices:

Base Rate Loans:

440 Third Street, 5th Floor Baton Rouge, Louisiana 70802

Eurodollar Loans:

440 Third Street, 5th Floor Baton Rouge, Louisiana 70802

WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC.

By
Name
Title

Address:

1760 Market Street, Suite 300 Mail Code: F6544-011 Philadelphia, Pennsylvania 19103 Attention: Merle Becker Telecopy: (215) 569-0251 Telephone: (215) 606-1404

Lending Offices:

Base Rate Loans:

1760 Market Street, Suite 300 Mail Code: F6544-011 Philadelphia, Pennsylvania 19103

Eurodollar Loans:

1760 Market Street, Suite 300 Mail Code: F6544-011 Philadelphia, Pennsylvania 19103

CAROLINA FIRST BANK

By
Name
Title

Address:

104 South Main Street, 10th Floor Greenville, South Carolina 29601
Attention:	Kevin Short
Telecopy:	(864) 225-8991
Telephone:	(864) 255-8965

Lending Offices:

Base Rate Loans:

104 South Main Street, 10th Floor Greenville, South Carolina 29601

Eurodollar Loans:

104 South Main Street, 10th Floor Greenville, South Carolina 29601

EXHIBIT A

REVOLVING CREDIT NOTE

U.S. $	,

FOR VALUE RECEIVED, the undersigned, WORLD ACCEPTANCE CORPORATION, a South Carolina corporation (the “Borrower” ), promises to pay to the order of                                                                       (the “Bank”) on the Termination Date of the hereinafter defined Credit Agreement, at the main office of Harris N.A. in Chicago, Illinois, in immediately available funds, the principal sum of                                                       Dollars ($                    ) or, if less, the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower under its Commitment pursuant to the Credit Agreement and with each such Loan to mature and become payable as provided in the Credit Agreement, together with interest on the principal amount of each such Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

The Bank shall record on its books or records or on a schedule attached to this Note, each Loan made by it pursuant to its Commitment, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan or a Eurodollar Loan and the interest rate and, in the case of a Eurodollar Loan, the Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on the schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it under the Revolving Credit pursuant to the Credit Agreement together with accrued interest thereon.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of July 20, 2005, among the Borrower, Harris N.A., as Agent, and others (such Credit Agreement as the same may from time to time be amended being referred to as the “Credit Agreement”) and payment hereof is secured by the Loan Documents, and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement and Loan Documents reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the laws of the State of Illinois.

Prepayments may be made hereon, certain prepayments are required to be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement and Collateral Documents.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

WORLD ACCEPTANCE CORPORATION

ATTEST:	By
Its

Its Secretary

EXHIBIT B

SUBORDINATION PROVISIONS APPLICABLE TO SUBORDINATED DEBT

The indebtedness evidenced by the subordinated notes or related thereto and any renewals or extensions thereof (the “Subordinated Indebtedness”) shall at all times be wholly subordinate and junior in right of payment to any and all indebtedness, obligations and liabilities of the Company and the Restricted Subsidiaries under the Revolving Credit Agreement, the Notes issued from time to time under or pursuant to the Revolving Credit Agreement, the Subsidiary Guaranty Agreement, and the Company Security Agreement and the Subsidiary Security Agreement as each relates to the Notes issued from time to time under or pursuant to the Revolving Credit Agreement (the “Senior Indebtedness”) in the manner and with the force and effect hereinafter set forth:

1. So long as any Senior Indebtedness shall remain outstanding and unpaid, no payment either of principal, interest or premium (notwithstanding the expressed maturity or any time for the payment of principal of, interest or premium on any Subordinated Indebtedness) shall be made on Subordinated Indebtedness except with the prior written consent of all of the holders of the Notes and the holders of the Subordinated Indebtedness will take no steps, whether by suit or otherwise to compel or enforce the collection of Subordinated Indebtedness, nor will the holders of the Subordinated Indebtedness use Subordinated Indebtedness by way of counterclaim, setoff, recoupment or otherwise so as to diminish, discharge or otherwise satisfy in whole or in part any indebtedness or liability of the holders of the Subordinated Indebtedness to the Company, whether now existing or hereafter arising and howsoever evidenced, provided, however, that the Company may pay interest on Subordinated Indebtedness accrued to and payable on the date of any such payment so long as (i) the Company shall not be in default in the payment of principal of, interest or premium on Senior Indebtedness, (ii) the Company has not received written notice from any holder of the Senior Indebtedness that some other default has occurred and is continuing under any promissory note or agreement pertaining to Senior Indebtedness or any collateral security therefor, and (iii) none of the events hereinafter set forth in paragraph numbered 2 hereof has occurred.

2. In the event of any distribution, dividend, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company or of the proceeds thereof to the creditors of the Company or upon any indebtedness of the Company, occurring by reason of the liquidation, dissolution, or other winding up of the Company, or by reason of any execution sale, or bankruptcy, receivership, reorganization, arrangement, insolvency, liquidation or foreclosure proceeding of or for the Company or involving its property, no dividend, payment, distribution or application shall be made, and the holders of the Subordinated Indebtedness shall not be entitled to receive or retain any payment, dividend, distribution, or application on or in respect of the Subordinated Indebtedness, unless and until all of the Senior Indebtedness then outstanding shall have been paid and satisfied in full, and in any such event any dividend, payment, distribution or application otherwise payable in respect of Subordinated Indebtedness shall be paid and applied on Senior Indebtedness until such Senior Indebtedness has been fully paid and satisfied.

3. The holders of Senior Indebtedness need not at any time give the holders of the Subordinated Indebtedness notice of any kind of the creation or existence of any Senior Indebtedness, nor of the amount or terms thereof, all such notice being hereby expressly waived. Also, the holders of Senior Indebtedness may at any time from time to time, without the consent of or notice to the holders of Subordinated Indebtedness, without incurring responsibility to the holders of the Subordinated Indebtedness, and without impairing or releasing the obligation of the undersigned under this agreement (i) renew, refund or extend the maturity of any Senior Indebtedness, or any part thereof, or otherwise revise, amend or alter the terms and conditions thereof, (ii) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged or otherwise hypothecated or subjected to a lien to secure any Senior Indebtedness, and (iii) exercise or refrain from exercising any rights against the Company and others, including the holders of the Subordinated Indebtedness.

4. The holders of the Subordinated Indebtedness will not sell, assign or otherwise transfer any Subordinated Indebtedness, or any part thereof, except subject to and in accordance with the terms hereof and upon the agreement of the transferee or assignee to abide by and be bound by the terms hereof.

5. The holders of the Subordinated Indebtedness undertake and agree for the benefit of each holder of Senior Indebtedness to execute, verify, deliver and file any proofs of claim which any holder of Senior Indebtedness may at any time require in order to prove and realize upon any rights or claims pertaining to the Subordinated Indebtedness to effectuate the full benefit of the subordination contained herein; and upon failure of the holder of any Subordinated Indebtedness so to do, any such holder of Senior Indebtedness shall be deemed to be irrevocably appointed the agent and attorney-in-fact of the holder of such Subordinated Indebtedness to execute, verify, deliver and file any such proofs of claim.

6. No right of any holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Company or the holders of Senior Indebtedness, or by any noncompliance by the Company with any of the terms, provisions and covenants applicable to the Subordinated Indebtedness, regardless of any knowledge thereof that any such holder of Senior Indebtedness may have or be otherwise charged with.

7. The Company agrees, for the benefit of the holders of Senior Indebtedness, that in the event that any Subordinated Indebtedness is declared due and payable before its expressed maturity because of the occurrence of a default hereunder, (i) the Company will give prompt notice in writing of such happening to the holders of Senior Indebtedness and (ii) all Senior Indebtedness shall forthwith become immediately due and payable upon demand, regardless of the expressed maturity thereof.

8. These subordination provisions shall be continuing and binding until written notice of its discontinuance shall be actually received by the holders of the Subordinated Indebtedness, and also shall continue to remain in full force and effect until all Senior Indebtedness created or existing prior to the receipt of such notice shall have been fully paid and satisfied.

EXHIBIT C

BORROWING BASE CERTIFICATE

SCHEDULE 1.1

COMMITMENTS

NAME OF BANK	BASE REVOLVING CREDIT COMMITMENTS	SEASONAL REVOLVING CREDIT COMMITMENTS	TOTAL COMMITMENTS
Harris N.A.	$36,703,296.71	$3,296,703.29	$40,000,000.00
JPMorgan Chase Bank, NA	$31,885,989.01	$2,864,010.99	$34,750,000.00
LaSalle Bank National Association	$25,692,307.69	$2,307,692.31	$28,000,000.00
Hibernia National Bank	$20,875,000.00	$1,875,000.00	$22,750,000.00
Wells Fargo Financial	$31,885,989.01	$2,864,010.99	$34,750,000.00
Preferred Capital, Inc.
Carolina First Bank	$19,957,417.58	$1,792,582.42	$21,750,000.00

TOTAL	$167,000,000.00	$15,000,000.00	$182,000,000.00

SCHEDULE 6.2

SUBSIDIARIES

NAME	JURISDICTION OF ORGANIZATION	OWNER	PERCENTAGE OWNERSHIP
WAC Insurance Company, Ltd.	Turks and Caicos Island	World Acceptance Corporation	100%

WFC of South Carolina, Inc.	South Carolina	World Acceptance Corporation	100%

World Acceptance Corporation of Alabama	Alabama	World Acceptance Corporation	100%

World Acceptance Corporation of Missouri	Missouri	World Acceptance Corporation	100%

World Finance Corporation of Georgia	Georgia	World Acceptance Corporation	100%

World Finance Corporation of Illinois	Illinois	World Acceptance Corporation	100%

World Finance Corporation of Louisiana	Louisiana	World Acceptance Corporation	100%

World Finance Corporation of New Mexico	New Mexico	World Acceptance Corporation	100%

World Finance Corporation of South Carolina	South Carolina	World Acceptance Corporation	100%

World Finance Corporation of Tennessee	Tennessee	World Acceptance Corporation	100%

World Finance Corporation of Texas	Texas	World Acceptance Corporation	100%

World Acceptance Corporation of Oklahoma, Inc.	Oklahoma	World Finance Corporation of Texas	100%

WFC Limited Partnership	Texas	World Acceptance Corporation of Oklahoma, Inc. (99%) and WFC of South Carolina, Inc. (1%)	100%

WFC Services, Inc., a Tennessee corporation	Tennessee	World Acceptance Corporation	100%

World Finance Corporation of Kentucky	Kentucky	World Acceptance Corporation	100%

World Finance Corporation of Colorado	Colorado	World Acceptance Corporation	100%

WFC Services, Inc., a South Carolina corporation	South Carolina	World Acceptance Corporation	100%

World Acceptance Corporation de México, S. de R.L. de C.V.	Mexico	World Acceptance Corporation (99%) and WFC Services, Inc., a South Carolina corporation (1%)	100%

Servicios World Acceptance Corporation de México, S. de R.L. de C.V.	Mexico	World Acceptance Corporation (99%) and WFC Services, Inc., a South Carolina corporation (1%)	100%

SCHEDULE 6.8

PENDING LITIGATION

-None-

SCHEDULE 6.9

PENDING TAX DISPUTE

-None-

SCHEDULE 6.11

EXISTING INDEBTEDNESS FOR BORROWED MONEY

-None-

SCHEDULE 8.11

EXISTING LIENS

-None-